UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report:  April 8, 2016

(Date of earliest event reported)

PEOPLES FINANCIAL SERVICES CORP.

(Exact name of registrant as specified in its charter)

001-36388

(Commission File Number)

PA	23-2391852
(State or other jurisdiction of incorporation)	(IRS Employer of Identification No.)

150 North Washington Avenue, Scranton, Pennsylvania	18503-1848
(Address of principal executive offices)	(Zip Code)

(570) 346-7741

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective April 8, 2016, Scott A. Seasock, Executive Vice President and Chief Financial Officer, of Peoples Financial Services Corp. (the “Company”) is no longer serving as the Company’s principal financial officer and principal accounting officer.  Mr. Seasock will be pursuing other business and professional interests. However, Mr. Seasock is expected to remain employed with the Company through May 8, 2016, in accordance with his employment agreement. Mr. Seasock was an essential part of the timely and successful completion of the 2013 merger between Peoples Financial Services Corp. and Penseco Financial Services Corporation.

The Company is conducting a search for a new Chief Financial Officer and, effective April 8, 2016, appointed John R. Anderson III, Vice President, Planning / Statistical Analysis Officer of the Company’s banking subsidiary, Peoples Security Bank and Trust Company (the “Bank”), to serve in an interim capacity as the Company’s principal financial officer and principal accounting officer.  During his interim service, Mr. Anderson will receive $5,000 per month in addition to his current base salary.  Mr. Anderson is eligible to participate in the Company’s incentive opportunities and other benefit plans on the same terms as other employees.  These plans include retirement, medical, dental, vision, disability, life insurance and flex spending account benefits.

Mr. Anderson, age 49, has been in his current position since June 2015.  From the merger of Peoples Neighborhood Bank and Penn Security Bank and Trust Company in December 2013 until June 2015, Mr. Anderson was Vice President / Financial Analyst / Asset Liability Officer.  From January 2011 until December 2013, he was Vice President, Financial Analyst / Asset Liability Officer of Penn Security Bank and Trust Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PEOPLES FINANCIAL SERVICES CORP.

By:	/s/ Craig W. Best
Craig W. Best
President and Chief Executive Officer
(Principal Executive Officer)

Date: April 14, 2016